EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

September 26, 2008

Seaway Valley Capital Corporation

10-18 Park Street, 2d Floor

Gouverneur, NY 13642

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Seaway Valley Capital Corporation proposes to file with the Securities and Exchange Commission registering 1,000,000,000 common shares which may be offered and sold by Seaway Valley Capital Corporation under the 2008 Employee Equity Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

     Robert Brantl